UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 21, 2007

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02               Departure of Directors of Principal Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Philosophy

The Company’s executive compensation policies are designed with one goal in mind, maximization of shareholder value over long periods of time.  The Compensation Committee believes that this goal is best pursued by utilising a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders.  The Company accomplishes this by emphasizing highly variable long-term compensation that is contingent on performance over a number of years rather than entitlements (such as base salary, pensions and employee benefits).  To that end, the Compensation Committee has established base salaries and target annual bonuses for Company executives that tend to be lower than those paid by other property and casualty (re)insurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation.

Compensation Process

Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with annual target compensation in excess of $1.5 million.  Following the initial public offering of OneBeacon in November 2006 (the “IPO”), our Compensation Committee determined that it would fully delegate to the OneBeacon Compensation Committee authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers (“NEOs”) of the Company.

Base Salaries

We currently have limited base salaries for our executive officers to no more than $400,000 annually, which is the salary that each of our NEOs receives.

Annual Bonus Programs

The Compensation Committee (the “Committee”) of the Board of Directors of the Company approved annual bonuses to be paid to the following NEOs of the Company under the Company’s annual bonus programs.  The annual bonuses approved with respect to 2006 are as follows: Steven E. Fass, $200,000; David T. Foy, $400,000; Robert R. Lusardi, $400,000; and Charles B. Chokel, $400,000.

The Compensation Committee (the “OneBeacon Committee”) of the Board of Directors of OneBeacon approved a total bonus of $1,450,815 to be paid to T. Michael Miller.  This consisted of an annual bonus of $300,000 under OneBeacon’s annual bonus program, an IPO bonus of $750,000 to recognize the successful completion of the OneBeacon IPO, and $400,815 under a special 2006 bonus program for select OneBeacon managers.  The special 2006 bonus program was previously approved by the Committee for select OneBeacon managers who had not participated in long-term incentive programs for the 2001-2003 and 2002-2004 cycles, including Mr. Miller.  The program was designed to reflect that the performance targets for the 2004-2006 OneBeacon performance unit cycle were set in a manner that could result in an inequitable sharing of the value created at OneBeacon with the parent company (i.e., a 96% combined ratio produced at OneBeacon would contribute at or above target results to the parent company, but would result in a value sharing with OneBeacon management of roughly 6% of the value added over the risk free return).

There were no material changes to the Company’s annual bonus programs for 2007.

Long-Term Incentive Awards

2004-2006 Performance Cycle Award Payouts.  The Committee approved payouts of 145% of target on WTM performance shares to certain of the Company’s NEOs for the 2004-2006 performance share cycle,

which resulted in the following payouts:  Mr. Fass, $4,972,572; Mr. Foy, $6,630,096; and Mr. Chokel, $4,143,810.  Mr. Lusardi did not have any performance share awards for the 2004-2006 performance cycle.

In addition, the Committee approved a payout under the White Mountains Re performance unit plan for Mr. Fass at 64% of target, which resulted in a payout of $1,258,579.

The OneBeacon Committee approved a WTM performance share payout to Mr. Miller of 145% of target, which resulted in a payout of $994,514.  In addition, the OneBeacon Committee approved a payout under the OneBeacon 2004-2006 performance unit plan for Mr. Miller at 62% of target, which resulted in a payout of $851,985.

2007-2009 Performance Cycle Grants.  The Committee approved grants of target WTM performance shares for the 2007-2009 performance cycle to the NEOs of the Company (other than Messrs. Fass and Miller) as follows: Mr. Foy, 6,500 performance shares; Mr. Lusardi, 6,500 performance shares; and Mr. Chokel, 1,240 performance shares.  In addition, Mr. Chokel was granted 1,245 White Mountains Re performance units (with a target value of $1.8 million). Performance against the targets governing the performance shares and units will be confirmed by the Committee following the end of 2009 and the number of performance shares and units actually awarded at that time will generally range from 0% to 200% of the target number granted.

The OneBeacon Committee approved a grant of 106,411 target OneBeacon performance shares for Mr. Miller for the 2007-2009 performance cycle.  Performance against the targets governing the performance shares will be confirmed by the OneBeacon Committee following the end of 2009 and the number of performance shares actually awarded at that time will generally range from 0% to 200% of the target number granted.

In addition, in order to more closely align the interests of Mr. Miller with OneBeacon’s shareholders, the Committee cancelled his outstanding White Mountains performance share grants for the 2005-2007 and 2006-2008 performance cycles.  The OneBeacon Committee granted replacement awards, with an equivalent economic value as the cancelled awards, for “stub cycles” under the Company’s Long-Term Incentive Plan to Mr. Miller as follows:  68,700 OneBeacon performance shares for the 2007 stub cycle and 75,570 OneBeacon performance shares for the 2007-2008 stub cycle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: February 27, 2007	By:	/s/ J. BRIAN PALMER
J. Brian Palmer Chief Accounting Officer